UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2010

Commission File Number: 333-146758

China Infrastructure Construction Corporation
(Exact name of registrant as specified in its charter)

Colorado	16-1718190
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

Shidai Caifu Tiandi Building Suite 1906-09
1 Hangfeng Road Fengtai District
Beijing, China 100070
(Address of principal executive offices)

86-10-5170-9287
(Registrant’s telephone number, including area code)

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

Subscription Agreement

On March 11, 2010 (the “Closing Date”), China Infrastructure Construction Corporation (the “Company”) consummated a private placement pursuant to a Subscription Agreement dated March 5, 2010 (the “Subscription Agreement”) with a number of investors (the “Investors”), providing for the sale to the Investors of an aggregate of approximately 1,282,091 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”) for an aggregate purchase price of approximately $5,000,000 (or $3.90 per Share) (the “Private Placement”).

The Subscription Agreement contains representations and warranties of the Company and the Investors which are customary for transactions of this type. It also obligates the Company to indemnify the Investors for any losses arising out of any breach of the agreement or failure by the Company to perform with respect to the representations, warranties or covenants contained in the agreement. The Company also entered into several covenants in the Subscription Agreement including listing on a National Securities Exchange within eight months of the Closing Date.

Under the Subscription Agreement, the Company agreed to file a registration statement within 15 days after the Closing Date.

In connection with the Private Placement, the Company issued to the placement agent a warrant to purchase 46,154 shares of Common Stock exercisable for a period of five years at an exercise price of $3.9 per share and paid a transaction fee of $240,000. Additionally, the Company issued to a finder a warrant to purchase 23,077 shares of Common Stock exercisable for a period of five years at an exercise price of $3.9 per share and paid a transaction fee of $120,000.

Amendment to 2009 Subscription Agreement

On March 5, 2010, the Company and investors (the “2009 Investors”) named in that certain Subscription Agreement dated October 16, 2009 (the “2009 Subscription Agreement”) entered into an Amendment (the “Amendment”) to the 2009 Subscription Agreement. The Amendment modified certain covenants to which the Company had previously agreed pursuant to the 2009 Subscription Agreement, including exemption of the above described Private Placement from certain restrictions on subsequent offerings contained in the 2009 Subscription Agreement.

Under the Amendment, the Company will have to file a registration statement covering the securities issued in connection with the 2009 Subscription Agreement (the “Registrable Shares”), if at anytime after December 31, 2010 not all of the Registrable Shares may be sold without registration pursuant to Rule 144 under the 1933 Act. Such registration statement shall be filed within 45 days after receipt of a written demand from the 2009 Investors representing not less than 50% of the then outstanding Registrable Shares. The 2009 Investors also have piggy-back registration rights exercisable after December 31, 2010 with respect to the Registrable Shares that may not be sold without registration pursuant to Rule 144.

In consideration of the Amendment, the Company agreed to issue to the 2009 Investors warrants to purchase in the aggregate approximately 1,281,083 shares of Common Stock at an exercise price of $6.00 per share. The Company also agreed to (i) a minimum per share price of $5.20 in case it undertakes a follow-on public offering, and (ii) net income target for fiscal year 2011 be increased to $19.8 million from $18.0 million if such public offering does not take place.

The foregoing descriptions of the Amendment and Subscription Agreement are qualified in their entirety by the text of the Amendment and Subscription Agreement which are annexed hereto.

Item 3.02            Unregistered Sales of Equity Securities

Reference is made to Item 1.01. The issuances of the Company’s securities described herein were effectuated pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the “Act”), as amended, provided by Section 4(2) of the Act and/or Regulation D, and Regulation S promulgated thereunder.

Item 3.03            Material Modification to Rights of Security Holders

Reference is made to Item 1.01 for information relating to the modification of rights of holders of our Common Stock.

Item 8.01            Other Events

On March 5, 2010, the Company has adopted a Code of Conduct that applies to all of our employees and officers, and the members of our Board of Directors. A copy of the Code of Conduct is included as Exhibit 14.1 herewith.

Item 9.01            Financial Statements and Exhibits

(d)     Exhibits

Number	Description

10.1	Form of Subscription Agreement dated March 5, 2010, by and among the Company and the parties named therein.

10.2	Form of Amendment dated March 5, 2010 to Subscription Agreement dated October 16, 2009 by and among the Company and the parties named therein.

10.3	Form of Warrant issued to the Company’s placement agent and certain finder.

10.4	Form of Warrant issued to the 2009 Investors.

14.1	Code of Conduct of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Infrastructure Construction Corporation

March 11, 2010	By:	/s/ Yiru Shi
Yiru Shi
Chief Financial Officer